Exhibit 99.1

Contact:	Dick Hobbs

(414) 347-3836

Sensient Technologies Corporation

Reports Earnings for the Quarter Ended March 31, 2003

Sensient Marks Sixth Consecutive Quarter of Double-Digit Earnings Increases

MILWAUKEE—April 17, 2003 — Sensient Technologies Corporation (NYSE: SXT) announced today that revenue in the first quarter ended March 31, 2003, increased 10.3% to $235.1 million from $213.1 million reported for last year’s first quarter. Diluted earnings per share were up 19.4% to 43 cents in the first quarter versus 36 cents per share in the comparable quarter in 2002. First quarter 2003 results include a tax benefit of three cents per share for the settlement of prior years’ tax liabilities.

“Our consistently strong performance demonstrates that our strategy for growth is succeeding. This is our sixth consecutive quarter of double-digit increases in earnings and comes after our announcement of a record 2002,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.

BUSINESS REVIEW

Flavors & Fragrances Group revenue increased 4.2% to $139.5 million in the first quarter ended March 31, 2003. Operating income increased 5.8% to $20 million compared to $18.9 million in the prior year’s first quarter. Results reflected improved performance in European flavor operations, which offset lower U.S. flavor demand during the first quarter.

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Sensient Technologies Corporation Earnings Release – Quarter ended March 31, 2003 April 17, 2003	Page 2

Color Group revenue rose 18% to $89.6 million in the first quarter of 2003. Higher revenue was fueled by new product development in the core North American food color segment and strong sales in cosmetic and inkjet ink product lines. Operating income was up 13.5% to $20.2 million compared to $17.8 million in the prior year’s first quarter.

2003 OUTLOOK

For 2003, Sensient expects diluted earnings per share to reach $1.86, which includes a three cents per share tax benefit for this year’s first quarter. Diluted earnings per share for second quarter 2003 are expected to be approximately 48 cents.

CONFERENCE CALL

The company will hold its conference call to discuss 2003 first quarter results at 9:00 a.m. CDT on Thursday, April 17, 2003. To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 11:00 a.m. CDT on April 17, 2003, through 11:00 p.m. CDT on April 24, 2003, by calling (706) 645-9291 and referring to passcode 9540667. A transcript of the call will also be posted on the Company’s web site at www.sensient-tech.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Analysis of Operations & Financial Condition in our most recently filed annual report on Form 10-K for the year ended December 31, 2002. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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Sensient Technologies Corporation Earnings Release – Quarter ended March 31, 2003 April 17, 2003	Page 3

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Using specialized technologies at facilities around the world, the Company develops unique formulations that bring life to its customers’ products. Sensient manufactures a full range of color and flavor products for the food, cosmetic, pharmaceutical and specialized printing and imaging industries. The Company’s customers include leading global manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.

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Sensient Technologies Corporation

(In thousands, except percentages and per share amounts)

Consolidated Earnings

	Three Months Ended March 31,
	2003	2002	% Change
Revenue	$235,097	$213,123	10.3

Cost of products sold	157,593	142,526	10.6
Selling and administrative expenses	42,570	38,062	11.8

Operating income	34,934	32,535	7.4
Interest expense	7,245	7,616

Earnings before income taxes	27,689	24,919	11.1
Income taxes	7,227	7,974

Net earnings	$20,462	$16,945	20.8

Earnings per common share:
Basic	$0.43	$0.36	19.4

Diluted	$0.43	$0.36	19.4

Average common shares outstanding:
Basic	47,058	47,344	(0.6)

Diluted	47,398	47,670	(0.6)

Results by Segment
	Three Months Ended March 31,
Revenue	2003	2002	% Change
Flavors and Fragrances	$139,528	$133,882	4.2
Color	89,568	75,888	18.0
Corporate and other	14,978	13,749	8.9
Intersegment elimination	(8,977)	(10,396)	(13.6)

Consolidated	$235,097	$213,123	10.3

Operating Income	2003	2002	% Change
Flavors and Fragrances	$20,028	$18,937	5.8
Color	20,196	17,789	13.5
Corporate and other	(5,290)	(4,191)	26.2

Consolidated	$34,934	$32,535	7.4

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Sensient Technologies Corporation

(In thousands, except percentages and per share amounts)

Consolidated Condensed Balance Sheets March 31,	2003	2002
Current assets	$493,263	$418,364
Intangibles (net)	398,483	338,101
Property, plant and equipment (net)	337,680	313,577
Other assets	90,031	75,357

Total Assets	$1,319,457	$1,145,399

Current liabilities	$224,546	$211,834
Long-term debt	514,446	425,759
Accrued employee and retiree benefits	37,368	35,744
Other liabilities	31,895	26,743
Shareholders’ equity	511,202	445,319

Total Liabilities and Shareholders' equity	$1,319,457	$1,145,399

Consolidated Statements of Cash Flows Three Months Ended March 31,	2003	2002

Net cash provided by operating activities	$853	$23,371

Cash flows from investing activities:
Acquisition of property, plant and equipment	(10,336)	(5,099)
Acquisition of new businesses (net of cash acquired)	(4,107)	(43,374)
Proceeds from sale of assets	1,948	3,492
Decrease in other assets	68	26

Net cash used in investing activities	(12,427)	(44,955)

Cash flows from financing activities:
Proceeds from additional borrowings	23,232	22,554
Reduction in debt	(691)	(313)
Purchase of treasury stock	(4,969)	—
Dividends paid	(6,763)	(6,286)
Proceeds from options exercised and other	2,693	3,447

Net cash provided by financing activities	13,502	19,402

Effect of exchange rate changes on cash and cash equivalents	526	(84)

Net increase (decrease) in cash and cash equivalents	2,454	(2,266)
Cash and cash equivalents at beginning of period	2,103	2,317

Cash and cash equivalents at end of period	$4,557	$51

Supplemental Information Three Months Ended March 31,	2003	2002
Depreciation and amortization	$11,074	$9,680

Dividends per share	$0.1400	$0.1325

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